Exhibit 99

From: Rick James (news media)
(414) 221-4444

Colleen F. Henderson, CFA (analysts)
(414) 221-2592
colleen.henderson@wisconsinenergy.com

May 1, 2006

Wisconsin Energy Corporation posts higher results from continuing operations

MILWAUKEE - Wisconsin Energy (NYSE:WEC) today reported net income from continuing operations of $105 million or 88 cents per share for the first quarter of 2006. This compares with earnings of $90 million or 76 cents per share from continuing operations in the same period last year.

Results in the first quarter of 2006 were driven by improved recovery of fuel costs as well as the earnings contribution from Wisconsin Energy's new natural gas-fired generating plant at Port Washington. These positive factors were partially offset by the effects of unusually mild winter weather.

Temperature records indicate that January 2006 was the warmest January since 1891. And this year's first quarter was the fifth warmest in the past 116 years.

Residential use of electricity was down 0.1 percent in this year's first quarter. Consumption of electricity by large commercial and industrial customers was down 0.4 percent compared to last year, while usage by small commercial and industrial customers was up 0.3 percent.

First quarter 2006 revenues were $1.25 billion compared with $1.10 billion in the first quarter last year.

At the end of March, the company was serving 11,247 more electric customers and 14,345 more gas customers than a year ago.

"Overall, we delivered strong, positive results as we continued to focus on operating efficiency, cost discipline and customer satisfaction across our core business," said Gale Klappa, Wisconsin Energy's chairman, president and chief executive officer.

Earnings per share listed in this news release are on a fully diluted basis.

Conference Call
A conference call is scheduled for 1 p.m. Central time on Monday, May 1, 2006. The presentation will review 2006 first quarter earnings and discuss the company's outlook for the future.

All interested parties, including stockholders, the news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing (800) 289-0572 up to 15 minutes before the call begins. There is no pass code required. Access also may be gained through the company's Web site (www.wisconsinenergy.com) by clicking on the icon for the "First Quarter 2006 Earnings Release & Conference Call." In conjunction with this earnings announcement, Wisconsin Energy will post on its Web site a package of detailed financial information on its first quarter performance. The materials will be available at 7:30 a.m. Central time on May 1. An archive of the presentation will be available on the Web site after the call. A replay of the audio presentation will be available for one week after the call. Dial (888) 203-1112. The replay pass code is 5637924.

Wisconsin Energy Corporation (NYSE:WEC), based in Milwaukee, is one of the nation's premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and more than one million natural gas customers in Wisconsin. The company's principal utilities are We Energies and Edison Sault Electric. The company's non-utility businesses include recycling and renewable energy and real estate development.

Wisconsin Energy Corporation (www.wisconsinenergy.com) has more than $10 billion of assets, 5,300 employees and approximately 56,000 stockholders of record.

Tables Follow

# # #

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended March 31

	2006	2005

	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$1,247	$1,095

Operating Expenses
Fuel and purchased power	169	158
Cost of gas sold	480	411
Other operation and maintenance	298	254
Depreciation, decommissioning
and amortization	83	82
Property and revenue taxes	25	23

Total Operating Expenses	1,055	928

Operating Income	192	167

Other Income, Net	21	18

Interest Expense	45	43

Income From Continuing
Operations Before Income Taxes	168	142

Income Taxes	63	52

Income From Continuing Operations	105	90

Income From Discontinued
Operations, Net of Tax	1	-

Net Income	$106	$90

Earnings Per Share (Basic)
Continuing operations	$0.89	$0.77
Discontinued operations	0.01	-

Total Earnings Per Share (Basic)	$0.90	$0.77

Earnings Per Share (Diluted)
Continuing operations	$0.88	$0.76
Discontinued operations	0.01	-

Total Earnings Per Share (Diluted)	$0.89	$0.76

Weighted Average Common
Shares Outstanding (Millions)
Basic	117.0	117.0
Diluted	118.5	118.3

Dividends Per Share of Common Stock	$0.23	$0.22

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	(Unaudited)
	March 31, 2006	December 31, 2005

	(Millions of Dollars)
Assets

Property, Plant and Equipment
In service	$8,899	$8,850
Accumulated depreciation	(3,337)	(3,289)

	5,562	5,561
Construction work in progress	740	597
Leased facilities, net	92	93
Nuclear fuel, net	108	112

Net Property, Plant and Equipment	6,502	6,363

Investments	1,112	1,080

Current Assets
Cash and cash equivalents	37	73
Accounts receivable	506	442
Accrued revenues	184	263
Materials, supplies and inventories	278	452
Assets held for sale	17	17
Other	82	130

Total Current Assets	1,104	1,377

Deferred Charges and Other Assets
Regulatory assets	1,039	1,026
Goodwill, net	442	442
Other	176	174

Total Deferred Charges and Other Assets	1,657	1,642

Total Assets	$10,375	$10,462

Capitalization and Liabilities

Capitalization
Common equity	$2,759	$2,680
Preferred stock of subsidiary	30	30
Long-term debt	3,025	3,031

Total Capitalization	5,814	5,741

Current Liabilities
Long-term debt due currently	482	496
Short-term debt	346	456
Accounts payable	272	418
Accrued liabilities	174	116
Other	158	161

Total Current Liabilities	1,432	1,647

Deferred Credits and Other Liabilities
Regulatory liabilities	1,398	1,373
Asset retirement obligations	360	356
Deferred income taxes - long-term	592	594
Other	779	751

Total Deferred Credits and Other Liabilities	3,129	3,074

Total Capitalization and Liabilities	$10,375	$10,462

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31

	2006	2005

	(Millions of Dollars)
Operating Activities
Net income from continuing operations	$105	$90
Reconciliation to cash
Depreciation, decommissioning and amortization	85	88
Deferred income taxes and investment tax credits, net	(11)	(15)
Working capital and other	161	214

Cash Provided by Operating Activities	340	377

Investing Activities
Capital expenditures	(215)	(169)
Other investing activities	1	6

Cash Used in Investing Activities	(214)	(163)

Financing Activities
Common stock issued (purchased), net	(5)	(11)
Dividends paid on common stock	(27)	(26)
Change in debt, net	(130)	(194)

Cash Used in Financing Activities	(162)	(231)

Change in Cash From Continuing Operations	(36)	(17)

Cash at Beginning of Period	73	36

Cash at End of Period	$37	$19

Supplemental Information - Cash Paid For
Interest (net of amount capitalized)	$15	$12
Income taxes (net of refunds)	$8	$15